Exhibit 99.1

LEADING THE WAY

We believe that all customers – no matter how big or how small – are on a journey.

We combine the energy and expertise to lead them forward with insight about where they have been and where they aspire to go. At PNC, we take the long view, looking over the horizon to navigate complexity and eliminate obstacles.

For everyone from corporate executives to small business owners. From new parents to grandparents. From Wall Street to Main Street.

For more than 150 years, PNC has helped them achieve their goals on the journey of life.

PNC 2006 ANNUAL REPORT 1

CONSOLIDATED FINANCIAL HIGHLIGHTS

THE PNC FINANCIAL SERVICES GROUP, INC.

Year ended December 31 Dollars in millions, except per share data	2006	2005	2004
Summary of Operations
Net interest income	$2,245	$2,154	$1,969
Provision for credit losses	124	21	52
Noninterest income	6,327	4,173	3,572
Noninterest expense	4,443	4,306	3,712

Income before minority interest and income taxes	4,005	2,000	1,777
Minority interest in income of BlackRock	47	71	42
Income taxes	1,363	604	538

Net income	$2,595	$1,325	$1,197

Per Common Share
Diluted earnings	$8.73	$4.55	$4.21
Book value (at December 31)	$36.80	$29.21	$26.41
Cash dividends declared	$2.15	$2.00	$2.00
Selected Ratios
Net interest margin	2.92%	3.00%	3.22%
Efficiency(a)	52	68	67
Return on
Average common shareholders’ equity	27.97	16.58	16.82
Average assets	2.73	1.50	1.59
Loans to deposits	76	81	82
Leverage(b)	9.3	7.2	7.6
Common shareholders’ equity to assets	10.6	9.3	9.4

Certain prior-period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation, which we believe is more meaningful to readers of our consolidated financial statements.

(a)	Computed as noninterest expense divided by the sum of net interest income and noninterest income.

(b)	Represents Tier 1 capital divided by adjusted average total assets as defined by regulatory capital requirements for bank holding companies.

For more information regarding certain factors that could cause future results to differ, perhaps materially, from historical performance or from those anticipated in forward-looking statements, see the Cautionary Statement in Item 7 of our 2006 Annual Report on Form 10-K.

Footnotes to the Shareholders’ Letter

*	Net income growth on a reported basis for 2006 over 2005 was 96 percent. The PNC Financial Services Group, Inc. reported 2006 net income of $2.6 billion. PNC earned adjusted net income of $1.5 billion for the year. Adjusted net income for 2006 excluded, after-tax, a $1.3 billion gain on the BlackRock/Merrill Lynch Investment Managers transaction, a $127 million loss on the repositioning of PNC’s securities portfolio, $47 million in BlackRock/MLIM transaction integration costs and a $31 million loss on the repositioning of PNC’s mortgage loan portfolio. PNC’s reported 2005 net income was $1.3 billion.

**	PNC’s 2006 peer group includes Bank of New York Company, BB&T Corporation, Fifth Third Bancorp, KeyCorp, National City Corporation, Regions Financial Corporation, SunTrust Banks, U.S. Bancorp, Wachovia Corporation and Wells Fargo & Company.

***

PNC Bank received the highest numerical score in the proprietary J.D. Power and Associates 2006 Small Business Banking Satisfaction Study.SM Study based on 4,996 total responses, measuring 13 financial institutions and measures opinions of small business customers with annual revenues from $100,000 to $10 million. Proprietary study results are based on experiences and perceptions of customers surveyed in July – September 2006. Your experiences may vary. Visit jdpower.com.

2 PNC 2006 ANNUAL REPORT

TO OUR SHAREHOLDERS

JAMES E. ROHR

CHAIRMAN AND

CHIEF EXECUTIVE OFFICER

The PNC Financial Services Group delivered remarkable results in 2006, with record reported earnings of $2.6 billion, or $8.73 per diluted share. We executed on our five strategies to win by expanding our customer base, leveraging our market leadership, improving our operating leverage, investing to grow our company and managing risk to drive consistent growth. At the same time, we unlocked a portion of the tremendous value of our BlackRock investment for PNC shareholders and continued our strong support for the community and the environment.

Our business model drove year-over-year net income growth by 14 percent on an adjusted basis*. We grew customers, revenue, average loans and average deposits. At the end of 2006, PNC ranked among the top U.S. banks by deposits and asset size.

Our results, combined with our demonstrated ability to deliver on our promises, established PNC as a great investment. The price of PNC stock increased 20 percent in 2006. That helped push total shareholder return to 24 percent, third highest among our peers for the year. We were first among our peers for the period of Jan. 1, 2004 to Dec. 31, 2006.

All 23,800 PNC employees contributed to these achievements. In 2006, they again demonstrated how they are the key link in the PNC value chain by suggesting new procedures to make banking easier, finding new revenue opportunities and uncovering new ways to reduce expenses on our collective journey to build a great company.

Succeeding in Our Strategies to Win

We mapped our route to that goal over the past four years. Along the way, we focused on five strategies that we believe will propel us to long-term success. Each strategy provided its own contribution to our winning results in 2006:

We continue to grow our customer base. To increase satisfaction and attract higher value checking relationships to our Retail Banking segment, we were one of the first major banks to offer access to free ATMs worldwide. We simplified our checking products and reached beyond our traditional banking territory through online banking. We launched a new PNC-branded credit card and enhanced our merchant services offerings.

During 2006, we drove an initiative to target the mass affluent within our existing customer base. Our superior information technology enabled us to identify more than 680,000 current PNC households with investable assets of between $100,000 and $1 million, and we strengthened our Private Client Group specifically to provide these customers with a differentiated level of service.

PNC 2006 ANNUAL REPORT 3

We have upgraded the signage and other features of many of our branches, which are our main distribution channel and the face of PNC in our communities. New stand-alone branches are being constructed in locations convenient to growing populations with expanding incomes. Branch staff is receiving enhanced training on new products, new services and better ways to meet client needs. In 2006, an independent analyst visiting bank branches in the Washington, D.C. area found PNC employees to be the most knowledgeable he encountered.

We have supported all of this brand-building activity with strong advertising and marketing. We began with television commercials for our free-ATM offer last September. In February of this year, we introduced “Leading the Way,” the most comprehensive brand advertising campaign in PNC’s history.

It is still early, but our efforts are beginning to show success. Initial balances in new checking accounts are higher by 20 percent. Our PNC-branded credit card, which launched in September, quickly surpassed our initial expectations. More than 70,000 consumers now carry the card, and receivables total more than $140 million. The initial results of the mass affluent initiative, too, are promising. Loans, deposits and investments among customers in the initiative’s pilot have grown faster than those of similarly situated, unassigned customers.

We leveraged our market leadership. The effort to deepen relationships extends to our Corporate & Institutional Banking segment, where the focus is on middle market customers with between $30 million and $1 billion in annual revenues.

We have national reach, with commercial real estate lending and servicing, asset-based lending, treasury management, capital markets, and the mergers and acquisitions advisory services of Harris Williams.

4 PNC 2006 ANNUAL REPORT

Our competitive advantage lies in our emphasis and expertise in the middle market space, which was recognized in 2006 when PNC won Principal of the Year and Deal of the Year (Debt) at the Middle Market Financing Awards sponsored by The M&A Advisor magazine. Unlike larger organizations that focus on big corporate customers and serve the middle market as a sideline, we have a stable and experienced sales force dedicated to serving the needs and developing relationships with these clients.

For the fourth consecutive year, our expertise has helped us retain our ranking as the No. 1 lead arranger of loan syndications for mid-size companies in the Northeast. That is important, because lead bank relationships have helped make PNC a leader in cross-sell penetration. We are selling more treasury management services, more business checking accounts and more capital markets services.

Meanwhile, at BlackRock, an expanded product line and truly global reach should help our asset management segment contribute significantly more to PNC in the years ahead.

And, scale continues to be important in the processing business, so it is significant that PFPC is the No. 1 sub-accounting provider and the No. 2 full-service mutual fund transfer agent in the United States. Fee income from these businesses permits PFPC to invest in higher growth areas, such as Europe, where investments in mutual and hedge funds have exploded.

Our offshore assets serviced grew in double digits last year, which led PFPC to add a new Irish office and an expanded Dublin headquarters in 2006. Our four European offices helped make PFPC the No. 1 servicer of Irish-domiciled hedge funds in 2006. And PFPC continues to expand its international franchise by further developing a global custody business that now has responsibility for assets totaling $427 billion worldwide.

We have improved our operating leverage. As we enter 2007, we are in the final stages of One PNC, the innovative initiative designed to increase operating leverage by enhancing revenues and lowering expenses. By mid-year, we expect to achieve our quarterly run-rate goal of $100 million, or $400 million in annual benefit.

Leadership

WILLIAM S. DEMCHAK	JOSEPH C. GUYAUX	JAMES E. ROHR

VICE CHAIRMAN, HEAD OF CORPORATE AND INSTITUTIONAL BANKING	PRESIDENT, HEAD OF RETAIL BANKING	CHAIRMAN AND CHIEF EXECUTIVE OFFICER

PNC 2006 ANNUAL REPORT 5

The skills we developed during One PNC have provided us an opportunity to establish a continuous improvement program. We are currently implementing many new ideas, including several hundred generated by non-management employees.

The combined effects of One PNC and the ongoing continuous improvement program also have helped us reinvest in our business and still hold down our expense growth.

We are investing to grow our business. After 11 years of helping build BlackRock into one of the industry’s most respected asset managers, PNC welcomed the widely acclaimed BlackRock/Merrill Lynch Investment Managers merger, which created a global company with more than $1 trillion under management. We recognized a $1.6 billion addition to capital as a result, including a $1.3 billion after-tax gain.

We took advantage of the resulting capital flexibility to announce the planned acquisition of Mercantile Bankshares Corporation. The combination of PNC and Mercantile, scheduled to close in March of 2007, will build on our established presence in Pennsylvania, New Jersey, the greater Washington, D.C. area and Delaware to make PNC a Mid-Atlantic banking powerhouse with more than 1,000 branches. Seventy percent of them will be east of the Appalachians in the affluent and rapidly growing corridor stretching from the Hudson to the Potomac.

The integration process is well under way and already succeeding in its priority to retain both customers and key employees. We are finding significant new revenue opportunities and potential cost savings. For example, Mercantile has many business relationships that should benefit from PNC merchant services technology. Also, we have identified approximately 400 middle market prospects within the Mercantile service territory.

And, finally, we continue to manage risk to drive consistent growth. The current interest rate environment, characterized by an inverted to flat yield curve, may persist late into 2007, and intense competition for credit is pressuring financial institutions to make lending decisions that could compromise asset quality. These headwinds have the potential to stir volatility across the industry.

In spite of the challenges, we are confident that PNC is well positioned for the year ahead.

PNC unlocked a portion of the value of its BlackRock investment in 2006 when BlackRock acquired Merrill Lynch Investment Managers. The transaction made BlackRock one of the world’s largest publicly traded asset managers, and added $1.6 billion to PNC’s capital, including a $1.3 billion gain. Today, BlackRock competes as a truly global company, with a portfolio of products in nearly every asset class. PNC’s stake in the new BlackRock is approximately 34 percent, but the business expects to contribute even more to PNC’s earnings than it did as a majority-owned subsidiary.

BlackRock

6 PNC 2006 ANNUAL REPORT

The diversity of the business mix makes us less reliant on any one market segment or geography for income. It delivers a high proportion of fees to total revenue – one of the highest proportions among our peers. This is particularly important in the current environment because it eases the pressure on PNC to take outsized risks on the credit side. Only 2 percent of our commercial lending exposure is to non-investment grade companies with more than $50 million in exposure. Furthermore, our commercial loans are targeted to companies where we see opportunity to leverage lending relationships into sales of other fee-based products. On the consumer side, our principal lending activity is in home equity.

This has led to strong asset quality, with a lower percentage of nonperforming loans to average loans than many of our peers.

Our interest rate risk profile is well-positioned, and we have taken aggressive actions to maintain it. In the late summer and fall we repositioned our balance sheet to improve total return performance.

Building a Great Company

We believe we can take advantage of our positioning to remain a top competitor in 2007. But, we want more. By emphasizing four enhancements to our strategy in the coming year, we will stay focused on our mission to build a great company.

First, we will strive to achieve flawless execution. Stable earnings growth depends as much on operational risk control as it does on good asset quality and a well-managed balance sheet. We intend to reduce the volatility of our earnings and minimize our execution risk on tasks such as the integration of Mercantile by applying prudent risk mitigation principles to our everyday activities.

Second, we must attract and retain talented employees from diverse backgrounds and with diverse outlooks. One of every two new households added to PNC’s fastest-growing markets in the next five years will be Asian or Hispanic/Latino. To support growth in our customer base, we will acquire the language skills and the cultural context necessary to conduct business in these rapidly expanding markets.

Mercantile

A highly regarded team of professionals is at work on the successful integration of Mercantile Bankshares Corporation, which is a critical objective for PNC in 2007. PNC announced the planned acquisition of Mercantile in 2006, with integration to be complete in the third quarter of 2007. The combination of PNC and Mercantile will create a Mid-Atlantic banking powerhouse. Approximately 70 percent of PNC’s more than 1,000 branches will be east of the Appalachians, in the affluent and rapidly expanding corridor stretching from the Hudson to the Potomac. Joe Rockey (right), leads the integration team that includes Dawn Price (left) and Anuj Dhanda (center).

PNC 2006 ANNUAL REPORT 7

Third, we must continue to innovate. Today, we are a leader in technology, products and services. In fact, we were one of only a few U.S. banks in 2006 to receive CIO magazine’s CIO 100 Award for exemplifying the highest level of operational and strategic excellence in information technology. We have taken advantage of our technology platform to find efficiencies that have contributed to positive operating leverage. To remain a leader, we must recognize new trends, anticipate challenges and deliver the solutions our customers will need tomorrow.

Finally, we must strengthen the PNC brand. While research shows that our customers are very satisfied – we ranked highest in customer satisfaction with small business banking in J.D. Power and Associates 2006 Small Business Banking Satisfaction StudySM*** – our prospects do not know us very well.

We must change that. We will make a critical investment in the growth of our business by energizing our brand.

For us, the PNC brand is synonymous with achievement. We are leading the way by listening to our customers, focusing on our solutions, making it easy for them to do business with us, and doing things right the first time. By living our brand and our corporate values every day, we are helping our customers achieve their goals and, in turn, driving growth for our company. It is a winning formula and one we must continue to strengthen over the course of 2007 and beyond.

Investing in Our Employees and Communities

Our investment in growth goes beyond our businesses. It should. We rely on our employees and our communities for our success, so we see their development as an investment in our own.

We offer our employees and their families a wide range of top-tier benefits programs. These include the training and technology to help them serve customers, assistance with work-life planning, health care and educational assistance. We offer both a pension and a defined contribution savings plan, which is ranked by an independent benefits consulting firm among the top 10 percent of such plans when compared to those of other large companies that offer both. In addition, PNC has five times earned a place on Working Mother magazine’s list of the “100 Best Companies for Working Mothers” because of its supportive culture for working parents.

The One PNC initiative improved revenue and lowered some expenses in 2006. Beginning in 2005, more than 2,000 employees contributed ideas to the initiative, making PNC a stronger, more efficient and more competitive company. By the end of 2006, 2,400 ideas had been completed or implemented, and PNC was close to meeting its goal of $100 million per quarter in overall benefit. The One PNC program is expected to wrap up in June of 2007, but its lessons will continue as part of a new continuous improvement program. Ideas already are flowing from employees such as Jody Leidigh (left) and Linda Marsico (right).

One PNC

8 PNC 2006 ANNUAL REPORT

We also support our neighborhoods with community development banking. We provide not only special loans and low-cost checking accounts to the financially disadvantaged, but also financial education.

We believe that education of all types is the surest path from poverty to financial independence.

With that in mind, we have committed $100 million over 10 years to PNC Grow Up Great. It is a program that helps children from birth to five years of age prepare for school. Our employees provide further support to the program by volunteering to work with children at risk. In 2006, PNC Grow Up Great was recognized by Reading Is Fundamental with its Gift of Reading Award.

PNC also is committed to good environmental stewardship. Our new branches – as well as PNC’s Firstside Center processing facility in Pittsburgh and PFPC’s J. Richard Carnall Center in Wilmington, Delaware – all have been certified as green buildings. We have a total of 27 such environmentally friendly buildings. It is the highest figure for any publicly traded company, and we are in the process of building another – Three PNC Plaza. Located at our Pittsburgh headquarters, Three PNC Plaza will be the largest mixed-use green building in the world.

Awards. Recognition. Record earnings. The hard work of our many employees and the strong leadership of our board of directors helped make 2006 the best year yet at PNC. Our success is a tribute to their dedication.

On behalf of everyone at PNC, I also thank you, our shareholders, for your continued investment in PNC. We will strive to be worthy of your support, and we thank you for the confidence you show in us as we work to build a great company.

Sincerely,

James E. Rohr
Chairman and Chief Executive Officer

Grow Up Great

PNC recognizes that success starts early, so it has made a 10-year, $100 million investment in PNC Grow Up Great, an initiative to help prepare children from birth to age five for success in school. The program has supported Head Start centers, nonprofit early childhood organizations, and institutions of higher learning to enhance the quality of early care and education for disadvantaged children. It is delivering tangible results. Science proficiency at the Council of Three Rivers American Indian Center in Pittsburgh jumped 19 percent in one year. Early math skills at the YMCA of North Philadelphia Head Start Program increased 14 percent in less than a year.

CORPORATE INFORMATION

THE PNC FINANCIAL SERVICES GROUP, INC.

Corporate Headquarters

The PNC Financial Services Group, Inc.

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

412-762-2000

Stock Listing

The PNC Financial Services Group, Inc.’s common stock is listed on the New York Stock Exchange under the symbol PNC.

Internet Information

The PNC Financial Services Group, Inc.’s financial reports and information about its products and services are available on the Internet at www.pnc.com.

Financial Information

We are subject to the informational requirements of the Securities Exchange Act of 1934. Therefore, we file annual, quarterly and current reports as well as proxy materials with the Securities and Exchange Commission (“SEC”). You can obtain copies of these and other filings, including exhibits, electronically at the SEC’s Internet website at www.sec.gov or on or through PNC’s corporate Internet website at www.pnc.com in the “About PNC – Investor Relations” section. Copies may also be obtained without charge by contacting Shareholder Services at 800-982-7652 or via e-mail at web.queries@computershare.com.

Corporate Governance at PNC

Information about our Board and its committees and about corporate governance at PNC is available in the corporate governance section of the “About PNC – Investor Relations” page of PNC’s corporate website at www.pnc.com. Shareholders who would like to request printed copies of the PNC Code of Business Conduct and Ethics or our Corporate Governance Guidelines or the charters of our Board’s Audit, Nominating & Governance, and Personnel & Compensation committees (all of which are posted on the PNC corporate website) may do so by sending their requests to George P. Long, III, Corporate Secretary, at corporate headquarters at the above address. Copies will be provided without charge to shareholders.

Inquiries

For financial services, call 888-PNC-2265. Individual shareholders should contact Shareholder Services at 800-982-7652.

Analysts and institutional investors should contact William H. Callihan, Senior Vice President, Director of Investor Relations, at 412-762-8257 or via e-mail at investor.relations@pnc.com.

News media representatives and others seeking general information should contact Brian Goerke, Director of External Communications, at 412-762-4550 or via e-mail at corporate.communications@pnc.com.

Trust Proxy Voting

Reports of 2006 nonroutine proxy voting by our bank trust divisions are available by writing to George P. Long, III, Corporate Secretary, at corporate headquarters.

Annual Shareholders Meeting

All shareholders are invited to attend The PNC Financial Services Group, Inc. annual meeting on Tuesday, April 24, 2007, at 11 a.m., Eastern Time, at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222.

Common Stock Prices/Dividends Declared

The table on this page sets forth by quarter the range of high and low sale and quarter-end closing prices for The PNC Financial Services Group, Inc. common stock and the cash dividends declared per common share.

Dividend Policy

Holders of The PNC Financial Services Group, Inc. common stock are entitled to receive dividends when declared by the Board of Directors out of funds legally available for this purpose. The Board presently intends to continue the policy of paying quarterly cash dividends. However, the amount of future dividends will depend on earnings, the financial condition of The PNC Financial Services Group, Inc. and other factors, including applicable government regulations and policies and contractual restrictions.

Dividend Reinvestment and Stock Purchase Plan

The PNC Financial Services Group, Inc. Dividend Reinvestment and Stock Purchase Plan enables holders of our common and preferred stock to purchase additional shares of common stock conveniently and without paying brokerage commissions or service charges. A prospectus and enrollment form may be obtained by contacting Shareholder Services at 800-982-7652.

Registrar and Transfer Agent

Computershare Investor Services, LLC

250 Royall Street

Canton, MA 02021

800-982-7652

Common Stock Prices/Dividends Declared Table

	High	Low	Close	Cash Dividends Declared
2006 Quarter
First	$71.42	$61.78	$67.31	$.50
Second	72.00	65.30	70.17	.55
Third	73.55	68.09	72.44	.55
Fourth	75.15	67.61	74.04	.55

Total				$2.15

2005 Quarter
First	$57.57	$50.30	$51.48	$.50
Second	55.90	49.35	54.46	.50
Third	58.95	53.80	58.02	.50
Fourth	65.66	54.73	61.83	.50

Total				$2.00

PNC BANK REGIONAL OFFICES

THE PNC FINANCIAL SERVICES GROUP, INC.

1-888-PNC-BANK (1-888-762-2265)

PNC Bank,

Central & Northern

New Jersey

Two Tower Center Boulevard

East Brunswick, NJ 08816

Regional President:

Peter K. Classen

PNC Bank,

Central Pennsylvania

4242 Carlisle Pike

Camp Hill, PA 17011

Regional President:

Dennis P. Brenckle

PNC Bank, Delaware

222 Delaware Avenue

Wilmington, DE 19801

Regional President:

Connie Bond Stuart

PNC Bank,

Greater Washington, D.C., Area

800 17th Street NW

Washington, D.C. 20006

Regional President:

Michael N. Harreld

PNC Bank,

Kentucky & Indiana

500 West Jefferson Street

Louisville, KY 40296

Regional President:

Craig D. Grant

PNC Bank,

Northeast Pennsylvania

201 Penn Avenue

Scranton, PA 18503

Regional President:

Peter J. Danchak

PNC Bank,

Northwest Pennsylvania

901 State Street

Erie, PA 16501

Regional President:

Marlene D. Mosco

PNC Bank,

Ohio & Northern Kentucky

201 East Fifth Street

Cincinnati, OH 45202

Regional President:

John T. Taylor

PNC Bank,

Philadelphia & Southern New Jersey

1600 Market Street

Philadelphia, PA 19103

Regional President:

J. William Mills, III

PNC Bank,

Pittsburgh

249 Fifth Avenue

Pittsburgh, PA 15222

Regional President:

Sy Holzer